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SCHEDULE 14A

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EXXON MOBIL CORPORATION

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Exxon Mobil Corporation	Jeffrey J. Woodbury
5959 Las Colinas Boulevard	Vice President, Investor Relations
Irving, TX 75039-2298	and Secretary

April 21, 2017

Re:  Supplemental Information Related to Item 3 – Advisory Vote to Approve Executive Compensation

Dear Investor,

In the 2017 filing of Exxon Mobil Corporation’s proxy, we included an Executive Compensation Overview (Overview) as additional proxy material to summarize the key design features of our compensation program and demonstrate a strong linkage between ExxonMobil’s compensation program and business results.

Charts 13 and 14 on page 7 of the Overview compare ExxonMobil CEO’s compensation versus our compensation benchmark companies over a 10 year period from 2006 through 2015.

The 2016 data for our compensation benchmark companies have recently become available as they have filed their 2017 proxies. Therefore we have updated both charts as shown below. This also updates all other references to these data in the Overview.

(1)	Realized Pay is compensation actually received by the CEO during the year, excluding any retirement distributions. Unrealized Pay represents the current value – not the grant date value used for reporting in the Summary Compensation Table – of outstanding unvested cash and stock-based incentive awards as well as the current market value of unexercised “in the money” stock options granted during the years 2006 through 2016. Award values are based on target levels of formula-based awards and fiscal year-end 2016 stock prices. Values for Caterpillar include estimates for fiscal year-end 2016 as the 2017 proxy had not been filed as of April 19, 2017. See the back page of the Executive Compensation Overview for more detailed definitions of realized and unrealized pay.
(2)	ExxonMobil CEO exercised last stock options granted in 2001 that would have expired in 2011. No stock options granted since 2001.

Pension and nonqualified deferred compensation data are excluded from the data included in both charts. However, depending on how these values for the 2006 to 2016 period are determined, including pension value and nonqualified deferred compensation together with the realized pay and unrealized award values shown above would place the ExxonMobil CEO between the 36th and the 67th percentiles among the compensation benchmark companies. Specifically:

●	ExxonMobil CEO would rank at the 36th percentile if pension and nonqualified deferred compensation values are based on 11 years of average value per year of pension service (11 years represents the period from 2006 through 2016).

For companies who have had more than one CEO during this period, the pension and nonqualified deferred compensation values for both paid and accumulated amounts were averaged for this purpose, weighted by the tenure of the respective individual in the CEO position. Pension values are as reported in the Pension Benefits table. Nonqualified deferred compensation values are as reported in the requisite table and may include executive contributions as well as company contributions and interest earned.

●	ExxonMobil CEO would rank at the 67th percentile if pension value is simply calculated by aggregating the positive amounts shown in the annual “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for the covered period.

We look forward to discussing this information with our shareholders over the next several weeks and during the webinar on executive compensation and shareholder proposals on May 11, 2017.

Sincerely,

Please read this supplemental information together with the complete Overview and the more detailed information included in the Compensation Discussion & Analysis, compensation tables, and narrative on pages 26 through 52 of ExxonMobil’s 2017 Proxy Statement before you cast your vote on Management Resolution Item 3 – Advisory Vote to Approve Executive Compensation.